UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2010

KULICKE AND SOFFA INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA		19034
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2010, Kulicke and Soffa Industries, Inc. (the “Company”) announced the planned retirement of C. Scott Kulicke, the Company’s Chief Executive Officer and member of the Board of Directors, effective September 30, 2010.  Mr. Kulicke has agreed to assist with the transition for a limited period of time.

Additionally, on August 6, 2010, the Company appointed Bruno Guilmart as President and Chief Executive Officer of the Company effective on Mr. Kulicke’s retirement.  Mr. Guilmart was also elected as a director of the Company effective at the same time.

Mr. Guilmart, 49, most recently served as president and chief executive officer of Lattice Semiconductor Corporation, a Nasdaq company, from June 2008 until his resignation to join the Company.  Before joining Lattice, Mr. Guilmart served as chief executive officer of the Unisem (M) Berhad Group, a publicly listed company in Malaysia with over 10,000 worldwide employees, from August 2007 until June 2008.  Mr. Guilmart served as president, chief executive officer and a director of Advanced Interconnect Technologies, Inc. from September 2003 to August 2007.  Before joining Advanced Interconnect Technologies, Inc., Mr. Guilmart was vice president of worldwide sales for Chartered Semiconductor Manufacturing Limited.  Mr. Guilmart also held senior management and business development positions at Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company.  Mr. Guilmart holds a Bachelor’s degree in Electrical Engineering and a Master’s degree in Electronics and Business Management from Paris XI (Orsay University) Institute of Technology in France and has lived and worked in Asia, the United States and Europe.  Mr. Guilmart will reside in Singapore, the center of the Company’s global operations.

Pursuant to an offer letter (the “Letter”) dated August 6, 2010, which sets forth his compensation arrangements, Mr. Guilmart will receive an annual base salary of US$615,000 and is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company.  Bonuses are awarded and paid quarterly.  The Company will also grant Mr. Guilmart performance share units with a value at target equal to US$1.2 million pursuant to the terms of the Company’s 2009 Equity Plan and the Company’s Equity Incentive Compensation Program.  The vesting of performance share units is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index on the date of the grant measured over a three-year performance period.  The vesting of performance share units will be expressed as a full percentage point from 0% to 200%, ranging from 50% payout for 25th percentile performance to 200% payout for 99th percentile performance, with 100% payout at 50th percentile performance.

Mr. Guilmart will also receive a lump sum cash payment of US$726,000 on January 3, 2011 or another date within one year of his date of employment as Mr. Guilmart may reasonably request.  On October 1, 2010, Mr. Guilmart will be awarded two grants of restricted stock units in the Company of 428,965 and 75,000 units, respectively.  The first grant will vest in equal installments on each of the first three anniversaries of the grant date.   The second grant will vest on the grant date.

The Letter also provides for Mr. Guilmart’s continued participation in his ASFE-Mobility Benefit Plan in effect on the date of his employment.  In addition, Mr. Guilmart will be provided with a relocation allowance of US$250,000 to be paid on January 3, 2011 or within one year of his date of employment as requested by Mr. Guilmart and US$10,000 per month in housing allowance for 24 months beginning on January 3, 2011.  Mr. Guilmart will enter into a Change of Control Agreement on substantially the same terms as the Company’s other executive officers, except that Mr. Guilmart may be eligible to receive 24 months severance instead of 18 months.  He also will be subject to the Company’s Officer’s Severance Plan and the Company’s Policy on Recovery of Previously Paid Executive Compensation.

A copy of the Letter and the Company’s press release, dated August 6, 2010, are attached hereto as Exhibit 10.1 and 99.1, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter between Kulicke and Soffa Industries, Inc. and Bruno Guilmart dated August 6, 2010.

99.1	Press Release dated August 6, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 10, 2010
KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ David J. Anderson
Name:	David J. Anderson
Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between Kulicke and Soffa Industries, Inc. and Bruno Guilmart dated August 6, 2010.

99.1	Press Release dated August 6, 2010.